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INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Pennsylvania Real Estate Investment Trust:

We consent to the use of our report dated February 27, 2004, with respect to the consolidated balance sheets of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003 and related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP



Philadelphia, Pennsylvania
January 5, 2005